
                                        EXHIBIT 11


                             COMPUTATION OF PER SHARE EARNINGS
                           (In thousands, except per share data)

                                                                        Three Months Ended
                                                                             June 30,
Primary Per Share Earnings                                                1995      1994


Average shares outstanding during period                                 19,874    19,390

Unexercised stock option equivalent shares
    computed by the "treasury stock" method                                   -         -

                                                                         19,874    19,390
                                                                         ======    ======



Net income (loss)                                                        $ (334)   $  602

Undeclared cumulative dividends on
    preferred stock                                                        (298)     (516)

Excess carrying amount and cumulative undeclared
    dividends of Preferred Stock over consideration                       4,954         -

Adjustment for interest reduction of
    assumed debt redemption, net of tax                                       -        10

Net income applicable to common shares                                   $4,322    $   96
                                                                         ======    ======



Primary earnings per common and common
    equivalent share:

    Net income per common and common equivalent share                    $  .22    $  .00
                                                                         ======    ======
















                                           -12-

                                        EXHIBIT 11


                        COMPUTATION OF PER SHARE EARNINGS (Cont'd)
                           (In thousands, except per share data)

                                                                        Three Months Ended
                                                                              June 30,
Fully Diluted Per Share Earnings                                          1995      1994



Average shares outstanding during period                                 19,874    19,390

Unexercised stock option equivalent shares
    computed by the "treasury stock" method                                   -         -

Dilutive effect of convertible securities computed by the "if converted" method:

    Series A preferred stock                                                338       818
    Series B & C preferred stock                                          9,931    18,309

                                                                         30,143    38,517
                                                                         ======    ======




Net income (loss)                                                        $ (334)   $  602

Excess carrying amount and cumulative undeclared
    dividends of Preferred Stock over consideration                       4,954         -

Adjustment for interest reduction of
    assumed debt redemption, net of tax                                       -        10

Net income applicable to common shares                                   $4,620    $  612
                                                                         ======    ======



Fully diluted earnings per common and common equivalent share:

    Net income per common and common equivalent share                    $  .15    $  .02
                                                                         ======    ======










                                           -13-